CONSENT

I, Sharon Tang, do hereby consent being designated as a “financial expert” (as that term is defined in Section 407 of the Sarbanes-Oxley Act of 2002) of the Board of Directors of EFT BioTech Holdings, Inc., a Nevada corporation, and to being named as such in the Company’s Registration Statement on Form 10, and any amendments thereto, filed with the U.S Securities and Exchange Commission.  I hereby give permission to the Company to file this consent as an exhibit to the Form 10.

IN WITNESS WHEREOF, the undersigned has executed this Consent this 10th day of December, 2008.

/s/ Sharon Tang
Sharon Tang
Chief Financial Officer and
Principal Financial Officer